Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-173189

PROSPECTUS

BRIDGE CAPITAL HOLDINGS
3,508,771 SHARES OF COMMON STOCK

This prospectus relates to the potential resale from time to time by selling shareholders of 3,508,771 shares of our common stock.  In this prospectus, we refer to these shares of common stock as the securities.  The securities were originally issued by us pursuant to a Securities Purchase Agreement with several investors on November 23, 2010 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.  On the same date, we entered in to a Registration Rights Agreement with the same investors in which we agreed to register their purchased  securities.

The initial selling shareholders and their successors, including transferees, which we collectively refer to as the selling shareholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling shareholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling shareholders.  The registration of the securities does not necessarily mean that the selling securities will sell any of their securities.  The timing and amount of any sale is within each selling securityholder’s sole discretion, subject to certain restrictions .  See “Plan of Distribution.”

Our common stock is traded on the Nasdaq Global Select Market under the symbol “BBNK.” On June 2, 2011, the closing price of our common stock on Nasdaq was $11.25 per share.  You are urged to obtain current market quotations of the common stock.

Investing in our securities involves a high degree of risk.  See “ Risk Factors ” beginning on page 2.

Our principal executive offices are located at 55 Almaden Boulevard, San Jose, CA 95113, and our telephone number is (408) 423-8500.  Our Internet address is http://www.bridgebank.com.

These securities are not savings accounts, deposits, or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is June 3, 2011.

1

ABOUT THIS PROSPECTUS	1
SUMMARY	1
RISK FACTORS	2
FORWARD-LOOKING STATEMENTS	2
DESCRIPTION OF COMMON STOCK	3
USE OF PROCEEDS	4
PLAN OF DISTRIBUTION	4
SELLING SHAREHOLDERS	6
LEGAL MATTERS	9
EXPERTS	9
WHERE YOU CAN FIND MORE INFORMATION	9

2

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under this shelf registration process, the selling shareholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling shareholders.  The prospectus supplement may add, update or change information in this prospectus.  If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.  You should read both this prospectus and, if applicable, any prospectus supplement.  See “Where You Can Find More Information” for more information.

Whenever we refer to the “company,” “we,” “our” or “us” in this prospectus, we mean Bridge Capital Holdings and its consolidated subsidiaries, unless the context suggests otherwise.  When we refer to “you” or “yours,” we mean investors considering a purchase of the securities.

SUMMARY

The Company

Our subsidiary, Bridge Bank, N.A., commenced business on May 14, 2001. Its main office is located at 55 Almaden Blvd, San Jose, California 95113. Bridge Bank conducts commercial and retail banking business, which includes accepting demand, savings and time deposits and making commercial, real estate and consumer loans. It also issues cashier’s checks, sells travelers checks and provides other customary banking services.

In 2004, Bridge Capital Holdings, a California corporation, was formed and became the holding company for Bridge Bank.  Information in this prospectus dated prior to September 30, 2004 is for Bridge Bank. The main office of Bridge Capital Holdings is also at 55 Almaden Blvd, San Jose, California 95113 and its telephone number is (408) 423-8500.

Initial Sale of Common Stock

On November 18, 2010, we entered into a Securities Purchase Agreement with several accredited investors pursuant to which the investors agreed to purchase a total of 3,508,771 shares of common stock for an aggregate purchase price of $30 million in cash, or $8.55 per share.  We completed the sale of the securities on November 23, 2010.  We issued and sold the securities in reliance upon an exemption from registration pursuant to Rule 4(2) of the Securities Act of 1933, as amended.

Pursuant to the Securities Purchase Agreement, we and the same investors also entered into a Registration Rights Agreement dated November 18, 2010 providing the investors with certain registration rights with respect to the securities.  Among other things, the Registration Rights Agreement requires us to file one or more  resale registration statements covering the securities.

Other Recent Development

On March 16, 2011 we completed the repurchase from the U.S. Department of the Treasury of a total of 23,864 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series C, having a liquidation preference of $1,000 per share (the “Series C Preferred Stock”) for a total of $23,918,831, including accrued by unpaid dividends.  We sold the Series C Preferred Stock and a warrant to the U.S. Department of the Treasury under the TARP Capital Purchase Plan for $23,864,000 on December 23, 2008.  The warrant, which is exercisable for up to 396,412 shares of our common stock at a price of $9.03 per share, is still outstanding.

The Offering

The selling shareholders may offer their securities from time to time through one or more underwriters, brokers or dealers on the Nasdaq Global Select Market at market prices prevailing at the time of sale, in one or more negotiated transactions acceptable to such shareholder or in private transactions. We will not receive any proceeds from the sale of the securities offered by this prospectus.

RISK FACTORS

An investment in our securities involves significant risks.  You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that are considered “forward looking statements” within the meaning of United States securities laws.  In addition, the company and its management may make other written or oral communications from time to time that contain forward-looking statements.  Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms.  Forward-looking statements may include, among other things, statements about the company’s confidence in its strategies and its expectations about general market conditions, financial performance, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results.  Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to the us and our subsidiaries, including Bridge Bank.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings.  Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this prospectus is filed with the SEC.  We undertake no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC.  The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses.  Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate the company.  Any investor in our common stock should consider all risks and uncertainties disclosed in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.

DESCRIPTION OF COMMON STOCK

General

We have 30,000,000 shares of authorized common stock, no par value, of which 15,073,856 shares were outstanding as of June 2, 2011, and 10,000,000 shares of authorized preferred stock, of which 1,200,000 shares are designated as Series A Junior Participating Preferred Stock, none of which are outstanding.  As of June 2, 2011, our executive officers and directors held options covering 374,486 common shares which they had not yet exercised and 298,319 shares of restricted stock.  There were approximately 240 shareholders of record of our common stock at June 2, 2011.

Holders of our common stock are entitled to vote at all elections of directors and to vote or consent on all questions at the rate of one vote for each share.  Shareholders may vote cumulatively in the election of directors. Under cumulative voting, every shareholder entitled to vote may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held. Or, the shareholder may distribute these votes on the same principle among as many candidates as the shareholder desires.

Subject to the rights, privileges, preferences, restrictions and conditions attaching to any other class or series of shares of the company, holders of common stock have the right to receive any dividends we declare and pay on our common stock. They also have the right to receive our remaining assets and funds upon liquidation, dissolution or winding-up, if any, after we pay to the holders of any series of preferred stock the amounts they are entitled to, and after we pay all our debts and liabilities.

Our common stock is subject and subordinate to any rights and preferences granted under our Articles of Incorporation and any rights and preferences which may be granted to any series of preferred stock by our board pursuant to the authority conferred upon our board under the Articles of Incorporation.

After all cumulative dividends are declared and paid or set apart on any series of preferred stock which may be outstanding, the board may declare any additional dividends on our common stock out of the surplus or net profits as in their discretion may seem proper. During 2010, we did not pay dividends on the common stock.  To date, the company’s policy has been to retain capital for growth rather than paying dividends on the common stock.

The common stock offered by this prospectus and any related prospectus supplement are fully paid and nonassessable and do not have and are not subject to any preemptive or similar rights.

Our common stock is listed on the Nasdaq Global Select market under the symbol “BBNK”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company LLC, 59 Maiden Lane, Plaza Level, New York, NY 10038.

Restrictions on Ownership

The Bank Holding Company Act of 1956, as amended, requires any “bank holding company,” as defined in that act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock.  Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act.  Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Remaining Authorized Preferred Stock

The remaining 8,800,000 undesignated shares of preferred stock authorized under our Articles of Incorporation are typically referred to as “blank check” preferred stock.  This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation.  Except in limited circumstances, the company’s articles of incorporation authorize the company’s board of directors to issue new shares of common stock or preferred stock without further shareholder action.  The company’s articles of incorporation give the board of directors authority at any time to:

divide the remaining authorized but unissued shares of preferred stock into series;

 determine the designations, number of shares, relative rights, preferences and limitations of any series of preferred stock;

increase the number of shares of any preferred series; and

decrease the number of shares in a preferred series, but not to a number less than the number of shares outstanding.

The issuance of additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock.  Holders of our common stock will not have preemptive rights with respect to any newly issued stock.  The company’s board could adversely affect the voting power of holders of company stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights.  In the event of a proposed merger, tender offer or other attempt to gain control of the company that the board of directors does not believe to be in the best interests of its shareholders, the board could issue additional preferred stock which could make any such takeover attempt more difficult to complete.  The Company’s board of directors does not intend to issue any preferred stock except on terms that the board deems to be in the best interests of the Company and its shareholders.

Rights Plan and Series A Junior Participating Preferred Stock

We have adopted a shareholder rights plan.  Under the plan holders of common stock will have the  right to purchase shares of our Series A Junior Participating Preferred Stock at a discount to market value if a third party acquires, or in some cases publicly announces an intention to acquire, 10% or more of the outstanding common stock of the company without the prior consent of our board of directors.  Prior to the acquisition by a person or group of 10% or more of the outstanding common stock, these rights are redeemable for $0.001 per right at the option of our Board of Directors. These rights will expire on August, 21, 2018.

Series A shares purchasable upon exercise of the rights will not be redeemable.  Each Series A share will be entitled to a minimum preferential dividend payment of 100 times the dividend declared per shares of common stock.  In the event of liquidation, the holders of the Series A shares will be entitled to a minimum preferential liquidation payment of $100.00 per share but will be entitled to an aggregate payment of 100 times the payment made per shares of common stock.  Each shares of Series A will have 100 votes, voting together with our common stock.  Finally, in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each share of Series A will be entitled to receive 100 times the amount received per shares of common stock.  These rights are protected by customary antidilution provisions. Because of the nature of the Series A’s dividend, liquidation and voting rights, the value of the one one-hundredth interest in a shares of Series A purchasable upon exercise of a right should approximate the value of one shares of common stock.

Our shareholder rights plan could make it more difficult for a third party to acquire control of the company without the approval of the board of directors, even if our shareholders might benefit from the acquisition or otherwise favor the acquisition.

USE OF PROCEEDS

All securities sold pursuant to this prospectus will be offered and sold by the selling shareholders. We will not receive any of the proceeds from such sales.

PLAN OF DISTRIBUTION

The selling shareholders, which as used in this prospectus includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

– ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

– block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

– purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

– an exchange distribution in accordance with the rules of the applicable exchange;

– privately negotiated transactions;

– short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

– through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

– broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

– a combination of any such methods of sale; and

– any other method permitted by applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.  Certain of the selling shareholders are affiliated with a licensed broker-dealer but acquired the shares in the private placement for investment purposes in the ordinary course of business and, at the time of the purchase, had no agreement or understanding with any person to distribute such shares and intend to sell the shares acquired in the private placement, if at all, in the ordinary course of business. See “Securities Covered by this Prospectus Held by Selling Shareholders.”

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act (without the requirement for us to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and without volume or manner of sale restrictions by person who are not our affiliates).

SELLING SHAREHOLDERS

On November 23, 2010, we issued the securities covered by this prospectus to several investors, who are the initial selling shareholders under this prospectus, in a transaction exempt from the registration requirements of the Securities Act.  The initial selling shareholders, or their successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling shareholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.  To our knowledge, the initial selling shareholders have sole voting and investment power with respect to the securities.

Relationships with Selling Securities Holders

In December 2008, we sold shares of our Series B and B-1 Mandatorily Convertible Cumulative Perpetual Preferred Stock to Carpenter Community BancFund, LP, Carpenter Community BancFund, LP-A and Carpenter Community BancFund, LP-CA (collectively, the “Carpenter”) for aggregate consideration of $30.0 million.  Dividends on the Series B and B-1 Preferred Stock were cumulative, payable quarterly and accrued at the rate of 10% per year.  Each share of Series B and B-1 Preferred Stock was initially convertible into shares of our common stock at the price of $10.00, subject to certain conditions, in March 2010, we and Carpenter agreed that the Series B and B-1 Preferred Stock and the dividends accrued thereon to common stock at the price of $8.46 per share, or a total 3,803,653 shares.  In addition, in connection with the sale of the Series B and B-1 shares, we agreed that for so long has Carpenter holds securities representing 10% or more of our outstanding common stock on an as-converted basis, will (i) to nominate and cause to be elected to Bridge Bank’s Board of Directors one person designated by Carpenter and reasonably acceptable to Bridge Bank’s board of directors, (ii) to nominate and recommend to our shareholders one person designated by Carpenter for election to our Board of Directors at our annual meeting of shareholders; and (iii) to permit Carpenter to participate in certain offerings of common stock or securities convertible in to common stock so as to allow Carpenter to prevent dilution of its ownership.  In addition, for so long has Carpenter beneficially owns securities representing 5% or more our stock on an as-converted basis, we are required to provide Carpenter with certain information rights.  In addition, we agreed that we would undertake to file registration statements covering the common stock that Carpenter acquires upon conversion of our Series B and B-1 Preferred Stock.

Other than as described above and with respect to the acquisition of the securities, the initial selling shareholders have not had a material relationship with us.

Information about the selling shareholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

Securities Covered by this Prospectus Held by Selling Shareholders

The following table sets forth a list of the selling shareholders and their ownership of Securities to be offered pursuant to this prospectus. All percentages are based on the 15,073,856 shares of common stock outstanding as of June 2, 2011.

We do not know when or in what amounts the selling shareholders may offer common stock for sale. It is possible that the selling shareholders will not sell any or all of the common stock offered under this prospectus. Because the selling shareholders may offer all or some of the common stock pursuant to this prospectus, and because we have been advised that there are currently no agreements, arrangements or understandings with respect to the sale of any such common stock, we cannot estimate the number of common stock that will be held by the selling shareholders after completion of the offering.  For purposes of the table below, we have assumed that selling shareholders would sell all of the common stock held by them and therefore would hold no common stock following the offering, other than shares of Common Stock that certain selling shareholders informed us they acquired independently of the November 2010 private placement and are not including for resale in this offering. Except as stated in the footnotes, each selling shareholder  has requested that their full allotment of securities be registered for resale in this offering.

The information set forth below is based on information provided by the selling shareholders.

Name of Selling Shareholder	Shares of common stock beneficially owned before private placement(1)	Shares of common stock that may be sold in the offering	Shares of common stock beneficially owned post- offering(2)	Percentage of shares of common stock beneficially owned post- offering (%)
Carpenter Community BancFund, LP(3)(4)	123,767	35,899	123,767	0.82
Carpenter Community BancFund-A, LP(3)(4)	3,521,551	1,021,450	3,521,551	23.36
Carpenter Community BancFund-CA, LP(3)(4)	158,335	45,926	158,335	1.05
Endicott Opportunity Partners III, LP(5)	0	1,433,304	0	0.00
Variable Insurance Products Fund IV: Financial Services Portfolio (4)(6)	1,100	11,030	1,100	0.01
Fidelity Central Investment Portfolios LLC: Fidelity Financials Central Fund (4)(6)	34,922	361,790	34,922	0.23
Fidelity Advisor Series VII: Fidelity Advisor Financial Services Fund (4)(6)	4,470	48,490	4,470	0.03
Fidelity Select Portfolios: Financial Services Portfolio (4)(6)	13,708	132,440	13,708	0.09
Malta Partners, L.P. (7)	3,700	4,773	3,700	0.02
Malta Hedge Fund, L.P. (7)	22,000	18,137	22,000	0.15
Malta Hedge Fund II, L.P. (7)	121,858	102,663	121,858	0.81
Malta Offshore, Ltd (7)	33,000	54,208	33,000	0.22
Malta MLC Fund, L.P. (7)	9,500	87,939	9,500	0.06
Malta MLC Offshore, Ltd (7)	700	25,752	700	0.00
SOAM Capital Partners, L.P. (8)	1,900	125,000	1,900	0.01

(1) As of June 2, 2011.

(2) Assumes that each selling shareholder will sell all shares offered by it under this prospectus.

(3)  Each of these funds is managed by Carpenter Fund Manager GP, LLC, which has sole voting and dispositive power of the shares held by these funds.  Carpenter Fund Manager GP, LLC disclaims beneficial ownership over these shares except to the extent of its pecuniary interest therein.

(4)  This selling shareholder is affiliated with a licensed broker-dealer but acquired the shares in the private placement for investment purposes in the ordinary course of business and, at the time of the purchase, had no agreement or understanding with any person to distribute such shares.  The selling shareholder intends to sell the shares acquired in the private placement, if at all, in the ordinary course of business.

(5)  This fund is managed by W.R. Endicot III, L.L.C., a Delaware limited liability company ("WR LLC") which serves as the general partner of the fund.  Wayne K. Goldstein and Robert I. Usdan serve as managing members of WR LLC and have voting and dispositive authority over these shares.

(6) Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 607,950 shares of the Common Stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.  Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 607,950 shares owned by the Funds.  Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.  Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(7)  Each of these funds is managed by Sandler O'Neill Asset Management, LLC. Terry Maltese is the managing member of Sandler O'Neill Asset Management, LLC and as such shares the voting and dispositive power over the shares held by the funds. Mr. Maltese disclaims beneficial ownership over the shares held by these funds except to the extent of his pecuniary interest therein.

(8) SOAM Capital Partners, LP is managed by SOAM Ventures, LLC, which is an affiliate of Sandler O'Neill Asset Management, LLC. Terry Maltese is the managing member of SOAM Ventures, LLC and as such shares the voting and dispositive power over the shares held by this fund. Mr. Maltese disclaims beneficial ownership over the shares held by SOAM Capital Partners, LP except to the extent of his pecuniary interest therein.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by Bingham McCutchen LLP.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the years ended December 31, 2010 and 2009, and the effectiveness of Bridge Capital Holdings’ internal control over financial reporting as of December 31, 2010 have been audited by Vavrinek, Trine, Day & Co., LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov.  Copies of certain information filed by us with the SEC are also available on our website at http://www.bridgebank.com.  Our website is not a part of this prospectus.  You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Our common stock is listed on the Nasdaq Stock Market. You may also inspect reports, proxy statements and other information at the offices of the Nasdaq Stock Market, One Liberty Plaza, 165 Broadway, New York, New York 10006.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents.  The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2010;

•	Quarterly Report on From 10-Q for the quarter ended March 31, 2011;

•	Current Reports on Form 8-K filed on January 27, 2011, February 10, 2011, March 8, 2011, March 16, 2011, April 20, 2011, April 28, 2011, May 26, 2011 and May 27, 2011;

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The description of our common stock set forth in the report on Form 8-K under Section 12(b) of the Exchange Act filed on October 4, 2004, and any future amendment or report filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Bridge Capital Holdings
55 Almaden Boulevard
San Jose, CA 95113
Attn: Investor Relations
Phone: (408) 423-8500